Exhibit 4.6

Amendment Agreement

to the Technical Cooperation Agreement dated June 30, 1999

between

Matsushita Electronic Components Co., Ltd., Osaka, Japan (“MACO”)

and

EPCOS AG, Munich, Germany (“EPCOS”)

- MACO and EPCOS hereinafter called the “Parties” –

WHEREAS, the Parties have entered into a Technical Cooperation Agreement in the field of passive electronic components on June 30, 1999 (the “Agreement”), and since then have been successfully engaged in technical exchanges and concluded several technical know-how and joint development agreements (such agreements called “Ancillary Agreements” in the Agreement);

WHEREAS, the Parties wish to continue their cooperation under the Agreement with some modifications thereto after the expiration (as of June 30, 2004) of the Shareholders’ Agreement between Matsushita Electric Industrial Co., Ltd., MACO, Matsushita Electronic Components (Europe) GmbH and Siemens AG dated June 30, 1999;

NOW, THEREFORE, EPCOS and MACO hereby agree as follows:

1.	Section 3.2 of the Agreement shall be replaced by the following provisions:

“3.2	Whenever MACO and EPCOS mutually deem it beneficial during the term of this Agreement, MACO and EPCOS will hold technical meetings at the time and place to be then determined, in order to exchange general information, demonstrate their capabilities and achievements and discuss their experiences and the feasibility of possible Technical Assistance and/or Joint Development between MACO and EPCOS.”

2.	Section 3.4 of the Agreement with regard to EPCOS’ obligation to pay the service fee shall be deleted in its entirety. Accordingly, the final payment by EPCOS of the service fee of Euro 100,000 in accordance with such Section shall be made on or prior to March 20, 2004.

3.	Sections 10.1 through 10.4 of the Agreement shall be replaced by the following provisions:

“10.1	This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until June 30, 2004. Thereafter, this Agreement may be automatically extended for additional terms of one (1) year each, unless either Party provides the other Party, at least six (6) month prior to the expiration date of the then current term, with the written notice of the intent to amend the terms and conditions of the Agreement or not to extend the Agreement.

10.2	Either Party may terminate this Agreement forthwith by providing written notice to the other Party in the event that:

•	such other Party shall have been in material breach and/or default with regard to any provision of this Agreement and/or any Ancillary Agreement and such material breach and/or default shall not have been corrected within sixty (60) days after receipt of written notice specifying the nature of such breach and/or default.

•	such other Party sells or transfers all or substantially all of its assets to any third party; or

•	there occurs any such change in the capital ownership and/or management control of such other Party as, in the sole opinion of the terminating Party, may significantly adversely affect the performance of the Agreement and/or the benefit or rights of the terminating Party in this Agreement;

Such termination shall be without any prejudice to the rights, which the terminating Party may have under this Agreement and/or Ancillary Agreements.

10.3	The provisions of Articles 1, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20 shall continue after and survive any expiration or termination of this Agreement, unless otherwise explicitly agreed in writing by the Parties.

10.4	Any termination of this Agreement shall not affect the validity of the Ancillary Agreements. The term and termination of the Ancillary Agreements shall be solely governed by the pertaining provisions contained in the respective Ancillary Agreement.”

4.	All the terms and conditions set forth in the Agreement, except to the extent they are replaced or amended by the present Amendment Agreement, shall remain in full force and effect.

5.	This Amendment Agreement shall become effective as of June 30, 2004 and shall continue in effect for so long as the Agreement remains effective.

IN WITNESS WHEREOF, EPCOS and MACO have caused there duly authorized representatives to execute this Amendment Agreement in two originals, each of which will be retained by EPCOS and MACO, respectively.

EPCOS AG

/s/ R. Veith		/s/ U. Menzl
By:	Dr. R. Veith	By:	U. Menzl
Title:	Corporate Executive Vice	Title:	Corporate Legal Counsel
President Technology and Quality

Date: April 2, 2004		Date: April 2, 2004

Matsushita Electronic Components Co., Ltd.

/s/ T. Kobayashi		/s/ A. Nakamura
By:	T. Kobayashi	By:	A. Nakamura
Title:	Director, Corporate R&D,	Title:	Director,
	Member of the Board		Member of the Board

Date: June 7, 2004		Date: June 7, 2004